EXHIBIT 21

LIST OF SUBSIDIARIES OF FULL HOUSE RESORTS, INC.

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION

Deadwood Gulch Resort and Gaming Corp.	South Dakota

Full House Mississippi, LLC	Mississippi

Full House Subsidiary, Inc.	Delaware

Full House Subsidiary of Nevada, Inc.	Nevada

Gaming Entertainment, LLC	Delaware

Gaming Entertainment (Delaware), LLC*	Delaware

Gaming Entertainment (Michigan), LLC	Delaware

Gaming Entertainment (California), LLC	Delaware

Greenhouse Management, Inc.**	Michigan

*50% owned

**85% owned